FGL Holdings to Present at KBW Insurance Conference
GEORGE TOWN, Cayman Islands, Aug. 29, 2019 - FGL Holdings (NYSE: FG), a leading provider of fixed indexed annuities and life insurance, announced today that Chris Blunt, President and Chief Executive Officer will present at the KBW Insurance Conference on Thursday, September 5, 2019 at 10:50 a.m. Eastern Time.
A live webcast will be available on the Investor Relations web site at http://investors.fglife.bm/. A replay will be available one hour after the webcast concludes and for 90 days following the presentation.
About FGL Holdings
FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit http://www.fglife.bm/.
Safe Harbor for Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG's most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.
Investor Contact:
Jon Bayer
FGL Holdings
investors@fglife.bm
410.487.8898